Exhibit 99.1

          Interleukin Genetics Reports Third Quarter Financial Results

          Conference Call Scheduled for 4:30 PM EST - November 8, 2006

     WALTHAM, Mass.--(BUSINESS WIRE)--Nov. 8, 2006--Interleukin Genetics, Inc. (AMEX: ILI) today reported financial results for its third quarter ended September 30, 2006.

     The Company reported revenue of $1.3 million and a net loss of $1.8 million, or $(0.07) per basic and diluted common share, for the quarter. Interleukin Genetics' reported revenues resulted from the processing of genetic assessment tests for cardiovascular health risk and general nutrition and, for the period from the August 17, 2006 acquisition of the Alan James Group through the end of the quarter, from the sale of nutritional supplement products in food, drug, and mass retail outlets.

     "These revenue results demonstrate continued consumer interest in our predictive genetic tests for heart health and general nutrition," said Tim Richerson, Interleukin Genetics' CEO. "In addition, since August 17, 2006, we have been recognizing revenues from the sale of consumer-directed nutritional supplements by the Alan James Group business. Interleukin's DNA laboratory and genetics testing service are now firmly in place, and we are developing new opportunities to build that part of the business. As for our nutritional products line, the business is solid across our retail customers, and we look forward to expanding our retail revenue stream in the coming quarters."

     Operating highlights for the quarter ended September 30, 2006, included:

     -- On August 17, 2006, the Company acquired the business and assets of the Alan James Group, a privately held, healthcare-focused consumer products company for initial consideration of approximately $7.0 million in cash and $0.5 million in stock.

     -- Concurrent with the Alan James Group acquisition, the Company secured $30.0 million in equity and debt financing through its majority stockholder, Alticor.

     -- The Company continued preparations for a $14 million rights offering expected to be initiated during the fourth quarter of 2006 to stockholders of record as of August 17, 2006.

     -- The Company initiated a study with Yonsei University in Seoul, Korea to study the link between interleukin-1 (IL-1) gene variations and vertebral fractures in post-menopausal Korean women. The study results will augment data from a similar study in Caucasian women that the Company previously conducted, and is intended for use in the development of new genetic tests.

     -- The Company entered into a one-year research agreement with Alticor to develop its technology in dermagenomics.

     Revenue for the three months ended September 30, 2006, was $1.3 million compared to $6,000 in the same period of 2005. The increase was due to revenues of $660,000 received from the processing of genetic testing products launched in the first quarter of 2006 (specifically the cardiovascular health and general nutrition genetic tests) and $675,000 from branded nutritional supplements sold to large retail outlets by the Alan James Group. Interleukin continues to anticipate variability of sales from its genetic testing services business due to the uncertainty inherent in the introduction of new genetic tests.

     Cost of genetic testing revenue, including fixed overhead costs associated with laboratory operations, was $332,000 for the quarter, resulting in a gross profit from genetic testing of $328,000, or 50% of revenue. Cost of nutritional supplement products revenue was $675,000 (from the August 17, 2006 acquisition of that business until the end of the quarter), resulting in no gross profit from the sale of these products. This was due to the acquisition of such inventory at fair value. The Company expects there to be little to no gross profit on these products until the acquired inventory is sold. Thereafter, gross margins of the nutritional supplement products are expected to return to historical levels of between 45% and 50%.

     Research and development expenses were $686,000 for the quarter ended September 30, 2006, compared to $739,000 for the quarter ended September 30, 2005, a decrease of approximately 7%. This decrease was due to cost reductions offset by expenses related to the recording of $73,000 for stock-based compensation, classified as research and development expense, as a result of new accounting rules.

     General and administrative expenses were $1.2 million for the three months ended September 30, 2006, compared to $641,000 during the same period in the prior year, an increase of approximately 94%. This increase was primarily attributable to costs associated with the operation of the Alan James Group business acquired August 17, 2006, as well as recording $265,000 for stock-based compensation, classified as selling, general and administrative expense, as a result of new accounting rules.

     Amortization of intangible assets was $132,000 for the three months ended September 30, 2006, compared to $8,000 during the same period in the prior year. This increase was primarily attributable to amortization expense associated with acquisition-related intangible assets. The Company reported a net loss of $1.8 million, or $(.07) per basic and diluted common share, for the third quarter of 2006 compared to a net loss of $1.5 million, or $(.06) per basic and diluted common share, for the third quarter of 2005.

     On September 30, 2006, the Company reported cash and cash equivalents of $9.9 million compared to $3.4 million of cash and cash equivalents on December 31, 2005. In addition, on September 30, 2006, the Company had access to $17.9 million under credit facilities with Alticor.

     Conference Call Details

     To access the live call on November 8, 2006, at 4:30 PM EST, dial (800) 819-9193 (domestic) or (913) 981-4911 (international). The call will also be available live via webcast at www.ilgenetics.com.

     Replay access of the teleconference will be available for two weeks following the call by calling (888) 203-1112 (domestic) or (719) 457-0820 (international). The passcode for the replay will be 5825472. The webcast will be archived following the call at www.ilgenetics.com.

     About Interleukin

     Interleukin Genetics is a biotechnology company focused on developing, acquiring, and commercializing personalized health products. The company uses functional genomics to help in the development of risk assessment tests, pharmacogenetic tests, nutritional and therapeutic products based on the genetic variations in people. Interleukin Genetics has commercialized genetic tests for periodontal disease risk assessment, cardiovascular risk assessment, and general nutrition assessment. In addition, Intereleukin's Alan James Group subsidiary sells nutraceutical brands, including Ginkoba(R), Ginsana(R), and Venastat(R) through the nation's largest food, drug and mass retailers. Interleukin's current development programs focus on osteoporosis and weight management genetic risk assessment tests, as well as its new proprietary OTCeutical(TM) products for distribution through the Alan James Group. Interleukin expects that these programs will also lead to the personalized selection of nutritional and therapeutic products, and provide consumers and healthcare professionals with better preventative product alternatives. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

     Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to make progress in advancing our core technologies, and our expectations regarding fiscal year 2006 revenues and gross profit margins of our nutritional supplement products. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of our products, the risk of technology and product obsolescence, delays in product development, the performance of our commercial partners, the availability of adequate capital, the actions of our competitors and other competitive risks, our ability to integrate acquired businesses, our ability to maintain relationships with our important customers, and those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, our quarterly reports on Form 10-Q and other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.


                     Interleukin Genetics, Inc.
                        Financial Highlights

Balance sheet data                            September    December
                                               30, 2006     31, 2005
                                             (Unaudited)   (Audited)
-------------------------------------------- ------------ -----------
Cash and cash equivalents                     $9,884,140  $3,415,174
Total current assets                          13,992,514   3,589,656
Total assets                                 $25,043,076  $4,970,075

Total current liabilities                     $2,632,527  $3,014,742
Total liabilities                              9,249,115   4,686,330

Total shareholders' equity                    15,793,961     283,745

Total liabilities and shareholders' equity   $25,043,076  $4,970,075


                     Three Months Ended         Nine Months Ended
 Statement of
  operations data  September    September    September    September
  (Unaudited)       30, 2006     30, 2005     30, 2006     30, 2005
----------------- ------------ ------------ ------------ ------------

Revenue            $1,334,931       $5,690   $2,911,845      $20,743

Gross profit          327,994        5,690    1,298,974       20,743

Research and
 development
 expenses             685,814      738,865    2,254,284    2,031,727
Selling, general
 and
 administrative
 expenses           1,245,918      641,384    2,868,615    2,392,584
Amortization of
 intangible
 assets               131,584        8,380      155,838       24,822
                  ------------ ------------ ------------ ------------
Total operating
 expenses           2,063,316    1,388,629    5,278,737    4,449,133
                  ------------ ------------ ------------ ------------

Loss from
 operations        (1,735,322)  (1,382,939)  (3,979,763)  (4,428,390)

Total other
 income and
 expense              (98,327)    (124,582)    (366,546)    (387,886)
                  ------------ ------------ ------------ ------------

Net loss          $(1,833,649) $(1,507,521) $(4,346,309) $(4,816,276)
                  ============ ============ ============ ============

Basic and diluted
 loss per share        $(0.07)      $(0.06)      $(0.18)      $(0.20)
Weighted average
 common shares
 outstanding       25,745,809   23,689,490   24,658,213   23,649,365


     CONTACT: For Interleukin Genetics:
              Janet Perry, 781-398-0700